EXHIBIT 3.1

CERTIFICATE OF DESIGNATIONS

OF

SERIES B NON-VOTING PREFERRED STOCK

OF

BERKSHIRE HILLS BANCORP, INC.

__________________________________

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

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Berkshire Hills Bancorp, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The Corporation’s Certificate of Incorporation (as amended, supplemented and/or restated, the “Charter”) authorizes the issuance of up to 1,000,000 shares of serial preferred stock, par value $0.01 per share (the “Authorized Preferred Stock”), and further authorizes the Board of Directors of the Corporation (the “Board”) by resolution or resolutions to provide for the issuance of Authorized Preferred Stock in series and to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of each such series and any qualifications, limitations or restrictions thereof; and

SECOND: On May 17, 2017, the Board adopted the following resolution authorizing the creation and issuance of a series of said Authorized Preferred Stock to be known as “Series B Non-Voting Preferred Stock”:

RESOLVED: that, pursuant to authority conferred upon the Board by Article FOURTH of the Certificate of Incorporation of the Corporation, the Board hereby designates a new series of preferred stock and the number of shares constituting such series and fixes the powers, preferences, rights and the qualifications, limitations and restrictions relating to such series as set forth in Attachment A.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed by Michael P. Daly, its President and Chief Executive Officer, this 12th day of October, 2017.

BERKSHIRE HILLS BANCORP, INC.

By:	/s/ Michael P. Daly
Name: Michael P. Daly
Title: President and Chief Executive Officer

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ATTACHMENT A

____________________

Certificate of Designations of

the Series B Non-Voting Preferred Stock of

Berkshire Hills Bancorp, Inc.

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1.                  Designation, Number and Rank. A series of preferred stock is hereby created out of the authorized and unissued shares of preferred stock of the Corporation. The shares of such series shall be designated as the Series B Non-Voting Preferred Stock, par value $0.01 per share (the “Series B Non-Voting Preferred Stock”). The number of shares initially constituting the Series B Non-Voting Preferred Stock shall be 525,000. The Series B Non-Voting Preferred Stock shall be subordinate and junior to all indebtedness of the Corporation and to all other series of preferred stock of the Corporation, other than any series of preferred stock the terms of which provide that such series is subordinate or junior to the Series B Non-Voting Preferred Stock in any respect, and shall rank on parity with the Common Stock of the Corporation (the “Common Stock”) with respect to the declaration and payment of dividends, except as provided in Section 2, and with respect to distributions upon the liquidation, dissolution or winding up of the Corporation.

2.                  Dividends. The holders of Series B Non-Voting Preferred Stock shall be entitled to receive ratable dividends as provided herein only if and when dividends are concurrently declared and payable on the shares of Common Stock, out of any assets legally available therefor, which dividends shall be payable when, as and if declared by the Board of Directors of the Corporation; provided, that no dividend may be declared or paid on the Common Stock unless a dividend equal to two hundred percent (200%) of the amount declared or paid on the Common Stock is also concurrently declared or paid, as applicable, on the Series B Non-Voting Preferred Stock.

3.                  Liquidation.

(a)               Upon the occurrence of a Liquidation Event (as defined below), the assets of the Corporation or proceeds thereof (whether capital or surplus) remaining available for distribution to stockholders of the Corporation after payment, or provision for payment, in full of all claims of creditors of the Corporation and all amounts due on any preferred stock or other securities of the Corporation that are superior and prior in rank to the Common Stock and the Series B Non-Voting Preferred Stock shall be distributed to the holders of the Common Stock and the Series B Non-Voting Preferred Stock pro rata based, respectively, on the number of shares of Common Stock outstanding at such time and the number of shares of Common Stock into which the Series B Non-Voting Preferred Stock outstanding at such time is then convertible.

(b)               For purposes of this Section 3, a “Liquidation Event” means a liquidation, dissolution or winding up of the Corporation.

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4.                  Voting. The Series B Non-Voting Preferred Stock shall not be entitled to vote on any matter except as required by the DGCL. As to all matters for which voting by class is specifically required by the DGCL, each outstanding share of Series B Non-Voting Preferred Stock shall be entitled to one vote.

5.                  Optional Conversion and Transfer Rights.

(a)               Conversion. Each share of Series B Non-Voting Preferred Stock may convert, at the discretion of the holder and under the Conversion Procedures set forth on Section 5(d), into two (2) fully paid and nonassessable shares of Common Stock and may be transferred to any person other than a member of the Acting in Concert Group pursuant to clause (iii), (iv) or (v) of the following sentence. Except as set forth in clause (b) below, the shares of Series B Non-Voting Preferred Stock are not convertible into Common Stock by a member of the Acting in Concert Group and may only be transferred by a member of the Acting in Concert Group (i) to another member of the Acting in Concert Group, (ii) to the Corporation, (iii) in a widespread public distribution, (iv) in a transfer in which no transferee (or group of associated transferees) would receive two percent (2%) or more of the shares of Common Stock then outstanding (or two percent (2%) any other class of voting securities of the Corporation), or (v) to a transferee that would control more than fifty percent (50%) of the voting securities of the Corporation without any transfer from a member of the Acting in Concert Group.

(b)               Less than 9.9% Shareholder Conversion. Each share of Series B Non-Voting Preferred Stock may convert, at the discretion of the member of the Acting in Concert Group holding such share and under the Conversion Procedures set forth on Section 5(d), into two (2) fully paid and nonassessable shares of Common Stock provided that the Acting in Concert Group’s beneficial ownership in the Corporation, after giving effect to such conversion, would constitute no more than 9.9% of the shares of Common Stock then outstanding (and no more than 9.9% of the shares of all classes of voting securities of the Corporation when aggregated with any voting securities of the Corporation held by the members of the Acting in Concert Group), as calculated pursuant to 12 C.F.R. § 225.41 of Regulation Y. Notwithstanding the foregoing Section 5, subsections (a) and (b), the Corporation may restrict such conversion to the extent it would be inconsistent with, or in violation of, the requirements of any Regulator (as defined below) with respect to the restrictions on the transfer of the Series B Non-Voting Preferred Stock that are required in order to preserve the “non-voting” classification of the Series B Non-Voting Preferred Stock for regulatory purposes. Any such restriction shall be imposed and deemed effective immediately upon the transmittal by the Corporation of written notice to such holder specifying in reasonable detail the reason for such restriction; and in the event such notice is transmitted after the event giving rise to such automatic conversion, the restriction shall be deemed to have been imposed and effective retroactively to the time of such event, and such conversion shall be deemed not to have occurred, so long as such notice is transmitted within ninety (90) days after the event giving rise to such conversion. Such notice may be dispatched by first class mail, by electronic transmission, or by any other means reasonably designed and in good faith intended to provide prompt delivery to an executive officer (or equivalent) of, or legal counsel to, such holder.

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(c)               Certain Definitions. For purposes of this Certificate of Designations and the Corporation’s Certificate of Incorporation as amended hereby:

(i)                 the term “Acting in Concert Group” shall mean the Initial Holder, the Initial Holder's Affiliates, and the Initial Holder's Immediate Family.

(ii)              the term “Affiliate” shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with a person or entity or any person or entity that is “acting in concert” with a person or entity as such term is defined by 12 C.F.R. §225.41 of Regulation Y. For purposes of this definition, the term “control” means the ability, directly or indirectly, to direct or influence the direction of the management and policies of the person in question, whether such ability arises by virtue of ownership interest, contract right or otherwise. Without limiting the generality of the foregoing, a person is an Affiliate of another person if the first person (A) is an executive officer (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) of the second person; (B) is a director of the second person where such second person is a corporation; (C) is a manager (or an executive officer, director, general partner or manager of an entity that is a manager) of the second person where such second person is a limited liability company; (D) is a general partner (or an executive officer, director, general partner or manager of an entity that is a general partner) of the second person where such second person is a partnership; or (E) directly or indirectly has or shares the power to vote, or direct the voting of, or to dispose of, or direct the disposition of, securities representing more than ten percent (10%) of the combined voting power of the securities of the second person.

(iii)            the term "Immediate Family" includes a person's father, mother, stepfather, stepmother, brother, sister, stepbrother, stepsister, son, daughter, stepson, stepdaughter, grandparent, grandson, granddaughter, father-in-law, mother-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, the spouse of any of the foregoing, and the person's spouse.

(iv)             the term “Initial Holder” shall mean David G. Massad, in his capacity as a shareholder of the Corporation as of the Effective Time, and if applicable, any personal representative of, or the estate of, David G. Massad.

(v)               the term “Regulator” shall mean any of (A) the Board of Governors of the Federal Reserve System (whether acting directly or by or through the Federal Reserve Bank of Boston in such bank’s regulatory capacity); (B) the Federal Deposit Insurance Corporation; (C) the Massachusetts Division of Banks; (D) any successor agency to any of the foregoing; or (E) any other federal regulatory authority, whether in existence as of the date hereof or hereafter established, having jurisdiction over the Corporation or its banking subsidiary.

(d)               Conversion Procedure. To exercise any right of conversion under this Section 5, the holder must surrender the certificate or certificates evidencing the shares of Series B Non-Voting Preferred Stock to be converted, duly endorsed, at the registered office of the Corporation, together with a written notice to the Corporation stating that the holder elects to convert all or a specified whole number of such shares (“Conversion Notice”) in accordance with this Section 5, along with any appropriate documentation that may be reasonably required by the Corporation. Effective upon the Corporation’s receipt of a Conversion Notice and accompanying documentation as required above, the shares of Series B Non-Voting Preferred Stock will be deemed converted into shares of Common Stock as provided for in this Section 5 and, as soon as practicable thereafter, the Corporation will issue and deliver to the holder of such Series B Non-Voting Preferred Stock a certificate or certificates representing the number of shares of Common Stock into which the Series B Non-Voting Preferred Stock was converted. Upon the conversion of any Series B Non-Voting Preferred Stock, such shares will cease to be outstanding for any purpose, subject to the rights of the holders to receive any unpaid dividends which were declared on such shares as of a record date preceding the date of conversion (but without any amount in respect of dividends that have not been declared prior to such conversion date). Unless and until converted, shares of Series B Non-Voting Preferred Stock will not entitle holders thereof to any rights with respect to Common Stock or other securities issuable upon conversion.

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6.                  Adjustments for Certain Events.

(a)               Changes in Capitalization. In the event of any stock dividend, stock split, recombination or other similar event affecting the Common Stock, each share of Series B Non-Voting Preferred Stock shall be adjusted by multiplying such share by a fraction, (i) the numerator of which is the number of shares of Common Stock outstanding immediately after the effective time of such event (excluding for such purpose shares of Common Stock issuable upon the conversion of the Series B Non-Voting Preferred Stock but including any other securities convertible into or exchangeable for shares of Common Stock), and (ii) the denominator of which is the number of shares of Common Stock outstanding immediately prior to the effective time of such event (excluding for such purpose shares of Common Stock issuable upon the conversion of the Series B Non-Voting Preferred Stock but including any other securities convertible into or exchangeable for shares of Common Stock).

(b)               Certain Corporate Transactions. In the event of (i) the acquisition by any person (including a group of related persons within the meaning of Rule 13d-2 of the Securities Exchange Act of 1934, as amended, whether or not such regulation shall then be applicable to the Corporation or its securities) of (A) more than fifty percent (50%) of the outstanding capital stock of the Corporation, or (B) all or substantially all of the assets of the Corporation; or (ii) a merger of the Corporation with or into any person, or of any person with or into the Corporation, immediately after which the stockholders of the Corporation (as measured immediately prior to completion of the transaction) own less than a majority of the combined capital stock or membership interests of the surviving entity, then, in each such case, proper provision shall be made so that the holders of the Series B Non-Voting Preferred Stock shall be entitled to receive in exchange for or in respect of their shares of Series B Non-Voting Preferred Stock the same form and amount of consideration, if any, as the holders of the Common Stock receive in exchange for or in respect of their shares of Common Stock, with the amount of such consideration, if any, to be received for or in respect of each share of Series B Non-Voting Preferred Stock to be equal to the amount that would be received by a holder of the number of shares of Common Stock into which one share of Series B Non-Voting Preferred Stock would then be convertible if an event specified in Section 5 had occurred simultaneously therewith.

7.                  Amendment. This Certificate of Designations constitutes an agreement between the Corporation and the holders of the Series B Non-Voting Preferred Stock and may be amended only by the affirmative vote of the Board of Directors of the Corporation and, in addition to any other vote of stockholders then required by the DGCL, the holders of a majority of the outstanding shares of Series B Non-Voting Preferred Stock.

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